Exhibit 99.2

February 26, 2009
Bulletin No. 1318

Operating Highlights for 2008
and Fourth Quarter 2008

Dear Chief Executive Officer:

Today the Federal Home Loan Bank of San Francisco is announcing operating highlights for 2008 and the fourth quarter of 2008. While the highlights have been prepared from unaudited financial information and are subject to change, we believe it is important to provide you with this information now, rather than waiting until the publication of the Bank's 2008 Form 10-K. As you will see from the highlights, the Bank had a net loss of $103 million for the fourth quarter, primarily because of an other-than-temporary impairment (OTTI) charge of $590 million related to the Bank's non-agency mortgage-backed securities (MBS).

Ongoing stresses in the credit markets, substantial declines in real estate values, and increasing weakness in the U.S. economy are continuing to affect the loan collateral underlying the Bank's non-agency MBS. As a result, the Bank has determined that 15 of its non-agency MBS securities are other-than-temporarily impaired. The estimated economic loss on these securities as of December 31, 2008, is $27 million. Because the fair values of non-agency MBS have declined dramatically in today's illiquid MBS market, the $590 million OTTI charge, which reflects the difference between the carrying value of the affected securities before the write-down and the fair value of those securities as of December 31, 2008, is more than 20 times greater than the $27 million estimated economic loss.

The Bank has both the ability and intent to hold these securities to maturity and expects to recover the majority of the amount written down as the difference between the estimated economic loss and the OTTI charge is accreted to interest income over the remaining life of the securities.

As you know, in anticipation of a potential OTTI charge, the Bank did not pay a dividend for the fourth quarter of 2008 and did not repurchase excess capital stock on January 31, 2009. We are very concerned about the impact of these actions on you, but we believe they were in the best interests of the Bank and our members given the effect of the OTTI accounting rules. Because of current market uncertainty and the possibility of future OTTI charges, it is essential that we continue building retained earnings and that we preserve our capital. We will continue to monitor the condition of our MBS portfolio, our overall financial performance and retained earnings, and developments in the financial and housing markets as the basis for determining the status of dividends and capital stock repurchases in future quarters.

For a fuller explanation of the Bank's operating results and the other issues mentioned here, please review the Bank's earnings release and the Q&A that is available on the Bank's website.

Despite severe dislocations in the credit and housing markets, in 2008 we continued to raise funds in the capital markets, provide liquidity to members, manage the credit risk of advances by adapting our credit and collateral terms to current market conditions, and take other actions to maintain the Bank's long-term financial strength. We appreciate your understanding of the difficulties we all face in these challenging times. We remain committed, as always, to meeting your funding needs while preserving the Bank's safety and soundness and protecting our members' collective investment in the Bank.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "estimated," "intent," "expects," "potential," "possibility," and "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.